Exhibit 10.13.7         CONFIDENTIAL

SEPARATION AGREEMENT
AND GENERAL WAIVER AND RELEASE
This Separation Agreement and General Waiver and Release (“Agreement”) is made by and between NCR Atleos Corporation and Cardtronics USA Inc. (collectively, the “Company”), and Paul Campbell (hereinafter, “Employee”). The Company and Employee are each referred to as a “Party” and collectively as the “Parties”. The Effective Date of this Agreement is defined in Section 8 herein.
WHEREAS, Employee provided services to the Company as its Chief Financial Officer since October 16, 2023;
WHEREAS, Employee will end his employment with the Company (and its subsidiaries) on April 1, 2025; and
WHEREAS, the Parties wish to enter into this Agreement to document the severance and other benefits that Employee will receive, in accordance with the Company’s Executive Severance Plan in exchange for signing this Agreement and the Supplemental Agreement, attached hereto as Exhibit A, and the outstanding award agreements governing Employee’s outstanding equity awards, and to otherwise document the end of their relationship and any continuing obligations of the Parties to one another, and to fully and finally resolve any actual or potential disputes, whether known or unknown, that may exist between them.
NOW THEREFORE, in consideration of the promises, agreements, representations, and acknowledgments made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Separation Date and Resignation as Chief Financial Officer.
(a)Employee’s final day of employment with the Company (and its subsidiaries) is April 1, 2025 (the “Separation Date”). On the Separation Date, Employee will end his employment and resign from all positions with the Company. After the Separation Date, Employee will neither be, nor will Employee represent that he is, an employee, officer, attorney, agent, or representative of the Company for any purpose. Employee understands and agrees that his employment with the Company is ending on the Separation Date and that he has no right to or expectation of re-employment by the Company.
(b)Employee will resign from his position as Chief Financial Officer of the Company on January 27, 2025 (“CFO Resignation Date”) and from the CFO Resignation Date until the Separation Date, Employee will be a Senior Vice President of Finance with the Company. After the CFO Resignation Date, Employee will neither be, nor will Employee represent that he is, the Chief Financial Officer of the Company for any purpose.
(c)The Company agrees to continue Employee’s employment until Employee’s Separation Date (the “Employment Period”), except that (i) Employee may voluntarily terminate Employee’s employment for any reason before the end of the Employment Period, and (ii) the Company may terminate Employee’s employment at any time for “Cause,” which for purposes of this Agreement shall mean (A) a material violation of the Company’s Code of Conduct or a violation of other Company policies or procedures during the Employment

Exhibit 10.13.7
Period or (B) if you materially breach this Agreement. A termination for “Cause” under this Section 1(c) shall be determined by the Company in its sole discretion. For the avoidance of doubt, if Employee’s employment is terminated for “Cause” or for a material breach of this Agreement prior to the Separation Date, Employee will not be entitled to any of the payments or benefits in Section 3 of this Agreement, with the exception of $1,000, which constitutes adequate consideration for the release of claims in Section 4 of this Agreement. During the Employment Period, (i) Employee shall assist with the transition of Employee’s prior duties to such designated leader(s) as directed by the Company, (ii) Employee shall perform such other services and duties relative to such projects as the Company shall reasonably determine, (iii) the Company shall continue to pay Employee’s base salary at Employee’s current rate per annum through the Separation Date, subject to applicable tax and other payroll deductions and withholdings, in accordance with the Company’s pay practices, and (iv) Employee shall be eligible to participate in the Company’s programs to the extent provided under the program terms.
2.No Consideration Absent Execution and Non-Revocation of This Agreement and the Supplemental Agreement; No Other Consideration. Employee acknowledges and agrees that Employee is not eligible for any payments, equity or benefits other than as provided in this Agreement. Employee acknowledges and agrees that, upon the Company’s payment of any amounts due under Section 3(a), Employee will have been paid all wages due, including but not limited to all compensation, bonuses, commissions, paid time off, vacation or other benefits, that the Company does not owe Employee any payments for business expenses related to Employee’s employment, and that Employee is not presently aware of any injury for which Employee may be entitled to file a claim for workers’ compensation benefits. Employee acknowledges and agrees Employee would not receive the monies and benefits specified in Sections 3(b) – 3(h) below but for Employee’s execution and non-revocation of this Agreement and the Supplemental Agreement attached hereto as Exhibit A, and compliance with the terms and conditions contained herein.
3.Separation Payments. In consideration of the promises and covenants made by Employee in this Agreement and the Supplemental Agreement, including the general waiver and release of claims which forms a material part of this Agreement and Employee’s compliance with all of the terms and conditions of this Agreement, and subject to (i) Employee’s continuing to perform Employee’s duties as Senior Vice President of Finance or as reasonably assigned by the Company for the duration of the Employment Period without engaging in conduct during the Employment Period constituting “Cause” as defined in this Agreement or a material breach of this Agreement, (ii) Employee’s timely execution and non-revocation of this Agreement, and (iii) Employee’s execution and non-revocation of the Supplemental Agreement in the form as Exhibit A to this Agreement no later than twenty-one days after Employee’s Separation Date as a result of Employee’s completion of the Employment Period, the Company will make the following “Separation Payments” pursuant to the Company’s Executive Severance Plan and the outstanding award agreements governing Employee’s outstanding equity awards consistent with a termination without cause pursuant to such plans and agreements:
(a)during the Employment Period while Employee is employed as a Senior Vice President of Finance, the Company will continue to pay Employee his regular current base salary through the Separation Date, less all applicable and legally required withholdings and deductions, in accordance with the Company’s standard payroll practices. Employee acknowledges and agrees that Employee would not be entitled to the consideration in this Section 3(a) but for Employee’s execution of this Agreement;
(b)pay to Employee severance in the amount of $950,000.00 as one-time, lump-sum payment, less all applicable and legally required withholdings and deductions, to be paid out on the first payroll date following the sixtieth (60th) calendar day after the Separation Date in accordance with the Company’s standard payroll practices;

Exhibit 10.13.7
(c)pay to Employee his actual annual short-term incentive bonus for the 2025 fiscal year where such amount is prorated based on the number of days he was employed by the Company between January 1, 2025 through his Separation Date and paid at the same time as other executives receive the annual short-term incentive bonus for the 2025 fiscal year in spring of 2026;
(d)pay the premiums and other necessary costs associated with maintaining Employee’s presently elected term-life insurance coverage for twelve (12) consecutive months immediately following the Separation Date;
(e)to arrange for Employee to receive outplacement services provided by Right Management for a period of one year, provided that Employee requests and commences such services within ninety (90) calendar days immediately following the Separation Date by calling 1-866-319-1690, enrolling at www.right.com/getstarted, or emailing getstarted@right. (note that Employee shall not be entitled to obtain cash in lieu of such services); and
(f)all other employment benefits received by Employee shall cease to be effective on the Separation Date, subject to Employee’s right to continuation coverage under Employee’s group health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Employee timely elects such coverage on his own accord. The Company will pay Employee’s COBRA premium applicable to Employee for comparable coverage under the Company’s group medical plan for a period of up to eighteen (18) consecutive months immediately following the Separation Date, provided, however, that if at any time during the eighteen (18) consecutive month period Employee becomes entitled to receive health insurance from a subsequent employer, the Company’s obligations under this Section 3(f) shall terminate immediately. Information about COBRA continuation coverage will be provided to Employee under separate cover at a later date or by Employee’s insurance provider.
(g)Vesting and payout of Employee’s outstanding equity award, whether time-based or performance-based, will continue to be governed by the terms of the individual award agreements and the NCR Voyix Corporation 2017 Stock Incentive Plan and the NCR Atleos Corporation 2023 Stock Incentive Plan, as applicable, under which each grant was made (and as such awards were adjusted in connection with the separation of the NCR Corporation into the Company and NCR Voyix Corporation).
(h)Employee acknowledges and agrees that Employee is not eligible for any payments or benefits other than as provided in this Agreement and expressly acknowledges that he is not eligible for any additional equity interests other than the interests already owned by Employee.
4.General Waiver and Release of Known and Unknown Claims. Employee understands and agrees that his acceptance of this Agreement means that, except as stated in Sections 6 and 12(g), Employee is forever waiving any and all rights to bring suit against, releasing from any and all liability, and giving up any and all legal claims or other rights and remedies that Employee may have against the Company and its subsidiaries, affiliates, and related companies, predecessors and successors, their insurers, their directors or members, officers, managers, employees, agents, representatives (the “Releasees”), individually and/or in their business capacities, for any claims, relief, remedies, liabilities, damages, or benefits whatsoever that are based on, arise from, or relate to, in whole or in part, any facts, acts, or omissions that occurred on or before the date that Employee signed this Agreement whether known or unknown. Employee understands that this waiver and release of claims and liabilities includes claims relating to Employee’s employment and the termination of Employee’s employment, any Company policy, practice, contract, or agreement (written or oral), any tort or

Exhibit 10.13.7
personal injury, any policies, practices, laws or agreements governing the payment of wages, commissions, or other compensation, and any federal laws concerning employment discrimination or retaliation, including, but not limited to: Title VII (7) of the Civil Rights Act of 1967, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Age Discrimination in Employment Act of 1967 (“ADEA”) (and as amended by the Older Worker’s Benefit Protection Act of 1990 (“OWBPA”)), the Employee Retirement Income Security Act of 1974 (with respect to unvested benefits), the National Labor Relations Act of 1935 (with respect to rights and claims under Sections 7 and 8, including the right to file an unfair labor practice charge), the Fair Labor Standards Act of 1938 (with respect to rights and claims that may be legally waived and released by private agreement), the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act of 1993 (“FMLA”), the Americans with Disabilities Act of 1990, the Genetic Information Nondiscrimination Act of 2008, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act of 1988, the Sarbanes-Oxley Act of 2002, the Equal Pay Act of 1963, the Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act of 1970, and the Fair Credit Reporting Act of 1970, all as amended, modified, or restated; any and all claims under: the Georgia Fair Employment Practices Act, the Georgia Equal Pay Act, the Georgia Prohibition of Age Discrimination in Employment Act, the Georgia Equal Employment for Persons with Disabilities Code, the Georgia Discriminatory Wage Practices Based on Sex Act, Florida Civil Rights Act, Florida Whistleblower Protection Act, Florida Workers’ Compensation Law Retaliation Act, Florida Wage Discrimination Law, Florida Minimum Wage Act, Florida Equal Pay Law, Florida OSHA, the Florida Constitution, the Florida Fair Housing Act, all other state and local laws that may be legally waived, all including any amendments and their respective implementing regulations, and any other state or local law (statutory, regulatory, or otherwise) that may be legally waived and released, however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general waiver and release in any manner.
(a)If Employee has previously filed a claim against the Company or any of the Releasees in a court of law or arbitration/mediation proceeding, Employee hereby agrees and covenants to take all steps necessary to cause such claims to be dismissed with prejudice within three (3) business days of executing this Agreement.
(b)EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT RELEASES AND WAIVES ALL CLAIMS BASED ON FACTS OR OMISSIONS OCCURRING ON OR BEFORE THE DATE THAT EMPLOYEE SIGNS THIS AGREEMENT, EVEN IF EMPLOYEE DOES NOT HAVE KNOWLEDGE OF THOSE FACTS OR OMISSIONS AT THE TIME EMPLOYEE SIGNS THIS AGREEMENT.
5.Employee’s Knowing and Voluntary Waiver and Release of Claims Under the ADEA. Employee understands and acknowledges that by signing this Agreement Employee is irrevocably and unconditionally fully and forever releasing the Company and the Releasees from liability and waiving Employee’s right to pursue any and all legal claims under the ADEA arising on or prior to the date that Employee executes this Agreement. By signing this Agreement, Employee further acknowledges and confirms that: (a) Employee is over the age of forty (40) and has carefully read this Agreement in its entirety and understands all of its terms and conditions; (b) Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions of this Agreement including, without limitation, the waiver, release, and covenants contained herein; (c) Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which

Exhibit 10.13.7
Employee is otherwise entitled; and (d) this Agreement does not waive rights or claims that may arise after it is executed.
6.Employee’s Rights and Claims Not Waived. Employee understands this Agreement does not waive any rights claims, or liabilities he may have concerning or arising from: (a) acts or conduct occurring after the date he signs the Agreement; (b) unemployment insurance benefits; (c) vested benefits under any plan currently maintained by the Company that provides for retirement or pension benefits or similar (however, Employee agrees and acknowledges the Separation Payments provided in Section 3 shall not be considered or included for purposes of any retirement benefit contribution or plan); (d) any law or any policy or plan currently maintained by the Company that provides health insurance continuation or conversion rights, such as COBRA; (e) any claim for breach of this Agreement by Company; (f) rights to or claims for unemployment insurance benefits under the Georgia Employment Security Law or under Fla. Stat. § 443.041(1); rights to or claims for rights to compensation and/or benefits under Georgia or Florida workers’ compensation laws; or (g) any other right or claim that cannot be legally waived.
7.Acceptance of this Agreement; Consideration Period for Waiver of ADEA Rights and Claims. Employee will have a full seven (7) calendar days following his receipt of this Agreement to sign, accept, and return this Agreement to the Company. Employee shall return his signed Agreement to the Company’s General Counsel via DocuSign by 11:59 PM Eastern Standard Time on the seventh (7th) calendar day following her receipt of this Agreement for his acceptance to be effective. By signing this Agreement, Employee acknowledges and agrees that Employee has been advised of and understands the following: (a) Employee has carefully read and fully understands all terms and conditions of this Agreement; (b) Employee is receiving valid consideration for this Agreement that is in addition to anything of value to which Employee is already entitled; (c) this Agreement does not waive rights or claims that may arise after it is executed; (d) by signing this Agreement, Employee is waiving rights under the ADEA (and as amended by the OWBPA); (e) Employee has been advised and given the opportunity to consult with an attorney of Employee’s choice before signing this Agreement; (f) solely with respect to Employee’s waiver and release of any rights and claims under the ADEA, Employee has been provided twenty-one (21) calendar days following his receipt of this Agreement to consider this Agreement before signing it (the “Consideration Period”), or Employee has freely and knowingly waived the right to consider this Agreement for a full twenty-one (21) calendar days by executing the Agreement before the expiration of the twenty-one (21)-day Consideration Period. Changes to this Agreement, whether material or immaterial, do not restart the Consideration Period. This Agreement may be executed by the Parties in counterparts, and electronic signatures will have the same effect as original signatures.
8.Effective Date and Revocation of this Agreement. This Agreement will be effective and non-revocable on execution; provided, however, that solely with respect to Employee’s waiver and release of any rights and claims under the ADEA (“ADEA Waiver”), Employee shall have an additional seven (7) calendar days after signing and agreeing to the ADEA Waiver to revoke solely the ADEA Waiver (the “Revocation Period”). Employee may revoke his acceptance of the ADEA Waiver by delivering a written statement during the Revocation Period to the Company’s General Counsel at Ricardo.Nunez@ncratleos.com which clearly and unequivocally states that Employee is revoking his acceptance of the ADEA Waiver and does not want to be bound by it. The ADEA Waiver shall not become effective until 12:01 AM Eastern Standard Time on the eighth (8th) calendar day after the date on which Employee executes (and does not revoke) this Agreement (the “Effective Date”). No payments due to employee under this Agreement shall be made or begin before the Effective Date. If Employee revokes the ADEA Waiver with respect to rights and claims under the ADEA, Employee will forfeit the Separation Payments, as provided in Sections 3(b)–3(h) above, and Employee will

Exhibit 10.13.7
receive and retain five thousand dollars ($5,000.00) of consideration for the Agreement and the remaining terms and conditions of the Agreement will continue to apply.
9.Employee’s Acknowledgements and Affirmations.
(a)Employee acknowledges and agrees that the Separation Payments provided in Section 3, will not be paid unless Employee accepts and does not revoke this Agreement and the Supplemental Agreement attached hereto as Exhibit A, this Agreement becomes effective (see Section 8) and the Supplemental Agreement becomes effective, and Employee complies with all of the terms and conditions of the Agreement and the Supplemental Agreement.
(b)Subject to Sections 6 and 12(g), Employee affirms that he has not filed, caused to be filed, and is not presently a party to, any claim, litigation, or proceeding against the Company or any of the Releasees.
(c)Employee affirms that he has been granted any leave to which he was entitled under the FMLA or related state or local leave or disability accommodation laws. Employee affirms that all of the Company’s decisions regarding Employee’s pay and benefits through the date of Employee’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law.
(d)Employee affirms that he has not at any time asserted that he was subjected to discrimination or harassment in connection with his employment by the Company.
(e)Employee affirms that he has not been retaliated against for reporting any violations of law or wrongdoing by the Company or its officers, managers, or employees.
(f)Employee affirms that he is not presently aware of any injury for which Employee may be entitled to file a claim for workers’ compensation benefits.
(g)Employee affirms that he has not divulged any proprietary or confidential information of the Company (other than as permitted under Sections 6 and 12(g) of this Agreement) and will continue to maintain the confidentiality of such information consistent with the Company’s policies, Employee’s prior agreement(s) with the Company (as may be applicable), and the common law.
10.Confidentiality and Non-Disclosure. Employee acknowledges that, as a result of his employment with the Company, Employee has learned of or come into possession of Confidential Information, proprietary information, and trade secrets relating to the business practices and operations, personnel, clients, investors, and/or financial information of the Company. Except as permitted under Sections 6 and 12(g) of this Agreement, or as otherwise required by court or governmental agency order or subpoena, Employee agrees and covenants that Employee will not directly or indirectly use or disclose to any person, organization, or entity such proprietary or confidential information (including trade secrets) acquired during Employee’s employment unless authorized in writing to do so by the Company.
(a)For purposes of this Agreement, “Confidential Information” means any and all trade secrets and confidential and/or proprietary knowledge, data or information of the Company and its affiliates and shareholders, including, but not limited to, information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries,

Exhibit 10.13.7
inventions, ideas, data, programs, or other works of authorship, and any items marked as “Confidential.”
(b)Misappropriation of a trade secret of the Company in breach of this Agreement may subject Employee to liability under the Defend Trade Secrets Act of 2016 (the “DTSA”), entitle the Company to injunctive relief, and obligate Employee to pay compensatory damages, double damages, and attorneys’ fees to the Company. Notwithstanding any other provision of this Agreement, Employee hereby is notified in accordance with the DTSA that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee is further notified that if Employee files a lawsuit for retaliation by the Company for truthfully reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if Employee files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order or legal process.
11.Confidentiality of Agreement. Except as permitted under Sections 6 and 12(g) of this Agreement, Employee agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to Employee’s spouse, tax advisor, and/or an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement, provided in each case that such individual agrees to maintain the confidentiality of such information.
12.Post-Employment Restrictive Covenants.
(a)Definitions.
(i)“Affiliate” means any subsidiary or affiliate of the Company or other entity under common control with the Company.
(ii)“Competing Organization” includes the following non-exhaustive list of companies that compete with the Business of the Company and/or its Affiliates:
•ACI Worldwide
•AGS
•ATM USA
•Auriga
•Cennox (includes Bancsource)
•Diebold Nixdorf
•Dimension Data/NTT
•Euronet Worldwide (includes Dolphin Debit)
•Fidelity National Information Services (FIS) (includes Zenmonics)
•Fiserv (includes First Data, Clover and Moneypass)
•G4S
•GRG
•Hitachi
•Hyosung TNS
•IBM
•Jack Henry

Exhibit 10.13.7
•Korala Associates Ltd.
•Linfox Armaguard
•Loomis
•NationalLink
•NSC Global
•Prosegur Compania de Seguridad
•Seven Bank (includes FCTI)
•The Brink’s Company (includes PAI and NoteMachine UK)
•Unisys
(iii)“Business” means hardware, software or technology services and sales as performed by the Company as a financial technology company providing self-directed banking solutions to a global customer base including financial institutions, merchants, manufacturers, retailers and consumers.
(iv)“Restricted Period” means the one (1)-year period immediately following the Separation Date.
(b)Employee’s Acknowledgements. Employee acknowledges that as of the date hereof, the Company conducts, or has taken actual steps in furtherance of conducting, the Business throughout the world and that, to protect the Company’s legitimate business interests, including the Company’s Confidential Information, relationships with its employees and clients, and goodwill, it is essential that any covenants with respect thereto cover the Business for the duration of the Restricted Period. Employee understands and agrees that the Company has expended significant time, effort, and resources to market and provide the Business and to develop and protect its Confidential Information, its relationships with its employees and clients, and its goodwill associated with the Business. Employee understands that the nature of Employee’s position with the Company gave Employee access to and knowledge of the aforementioned information and persons and placed Employee in a position of trust and confidence with the Company. Employee understands and acknowledges that the Company’s ability to reserve the aforementioned information and persons for its exclusive knowledge and use is of great competitive importance and commercial value to the Company, which the Company seeks to protect by means of the following post-employment restrictive covenants.
(c)Non-Competition. During the Restricted Period, Employee will not, without the express written consent of the Company, directly or indirectly, on behalf of himself or any other individual or entity, own, manage, operate, control or in any other respect participate in the ownership, management, operation or control of any other individual or entity that competes with the Business of the Company or its Affiliates, including, but not limited to, a Competing Organization, or (B) act as an officer, director, partner, principal, member, manager, shareholder, employee, agent, representative, consultant or independent contractor of, or in any way assist any other individual or entity that competes with the Business of the Company or its Affiliates, including, but not limited to, a Competing Organization.
(d)Non-Solicitation of Company Clients and Company Personnel.
(i)During the Restricted Period, Employee will not, without the express written consent of the Company, directly or indirectly, on behalf of herself or any other individual or entity, solicit, call on, canvass, encourage, entice, or induce any employee, officer, director, partner, principal, member, manager, shareholder, agent, representative, consultant, or independent contractor of the Company to terminate his/her employment or engagement with the Company. This Section 12(d)(i) shall not apply to general advertisements or other

Exhibit 10.13.7
communications in any media not targeted specifically at such employees, officers, directors, partners, principals, members, managers, shareholders, agents, representatives, consultants, or independent contractors, and any responses by such persons thereto; and it shall not apply to persons who ceased to be employees, consultants, independent contractors, etc., of the Company at least six (6) months prior to the solicitation.
(ii)During the Restricted Period, Employee will not, without the express written consent of the Company, directly or indirectly, on behalf of herself or any other individual or entity, solicit, canvass, encourage, entice, or induce any customer, supplier, vendor, or other individual or entity with which the Company has contracted to provide or receive services to cease, lessen, or change the terms of such business with the Company.
(e)Non-Disparagement. Subject to Section 12(g), or unless required to do so by legal process, Employee agrees and covenants that Employee will not make any defamatory or disparaging statements, whether orally or in writing, to any person, organization, or entity whatsoever, about the Company and/or its subsidiaries, affiliates, predecessors, successors, directors, officers, employees, agents, or representatives. Unless required to do so by legal process, the Company agrees and covenants that it will instruct its executive leadership team not to make any defamatory or disparaging statements, whether orally or in writing, to any person, organization, or entity whatsoever, about Employee. For purposes of this Section 12(e), a disparaging statement is any communication which, if made in any form, forum, or medium, would cause, or tend to cause, the recipient of the communication to question the business condition, integrity, competence, good character, or product or service quality of the person or entity to whom the communication relates.
(f)Right to Consult with an Attorney. Employee has the right to consult with independent legal counsel of Employee’s choice before agreeing to the covenants in this Agreement, and Employee is freely and voluntarily signing this Agreement and agreeing to the covenants in this Agreement in exchange for the benefits provided in this Agreement.
(g)Permitted Disclosures. Nothing in this Agreement shall prohibit or restrict Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the National Labor Relations Board, the Department of Justice, the U.S. Securities and Exchange Commission, Congress, and any agency of the Inspector General or other similar federal, state or local agency (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Employee does not need the prior authorization of the Company to engage in such communications, respond to such inquiries, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. Employee is not required to notify the Company that Employee has engaged in such communications with the Regulators. If Employee is required by law to disclose Proprietary Information (defined below), other than to Regulators as described above, Employee shall give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the extent possible. However, by entering into this Agreement, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary relief or other personal relief as a result of any such EEOC charge, or similar federal, state or local agency proceeding, including any subsequent legal action, but expressly excluding any SEC or other government agency whistleblower award.

Exhibit 10.13.7
13.Return of Company Property; Cooperation.
(a)Employee agrees and affirms that Employee will, before or no later than five (5) business days after the Separation Date, or at any time as requested by the Company during the Employment Period, return all of the Company’s property, documents, and/or confidential information in his possession. Employee agrees to return any such Company property (i) via hand delivery (if prior to the Separation Date), or (ii) via Federal Express or other nationally recognized overnight courier, postage/freight prepaid, specifying registered or certified mail with tracking and/or return receipt requested (if after the Separation Date).
(b)Employee agrees and covenants that Employee will, no later than three (3) business days after the Separation Date, or at any time as requested by the Company during the Employment Period, provide to the Company’s General Counsel (Ricardo.Nunez@ncratleos.com) notice that Employee has in his sole possession, control, and knowledge any access credentials or passwords necessary to gain access to any computer, device, program, or other equipment that belongs to the Company or is maintained by the Company or on Company property. Employee will, in this same notification, arrange to securely and confidentiality transfer such access credentials or passwords to the Company. Furthermore, Employee acknowledges an obligation and agrees to not destroy, delete, or disable any Company property, including files, programs, items, and materials on computers, devices or instruments, cloud storage, or similar.
(c)For the avoidance of doubt, the Company’s property includes, but is not limited to, whether in physical or electronic form, any files, programs, items, and materials, memoranda, documents, records, credit cards, keys or keycards, access cards or fobs, computers, laptops, tablets, personal digital assistants, cellular telephones, smartphones, or similar devices or instruments and their related accessories, other equipment of any sort, identification cards or badges, vehicles, and any other items commonly understood to be property of the Company.
14.Cooperation. In the event that any action, suit, claim, hearing, proceeding, arbitration, mediation, audit, assessment, inquiry, or internal or external investigation (whether civil, criminal, administrative or otherwise) (each, a “Proceeding”) is commenced by any governmental authority or other person in connection with the Company or any of its Affiliates about which Employee has, or may have, relevant knowledge or information, Employee agrees to cooperate in good faith with the Company or any such Affiliate to defend against such Proceeding, and, if an injunction or other order is issued in any such Proceeding, to cooperate in good faith with the Company or any such Affiliate in its efforts to have such injunction or other order lifted. Such cooperation shall include, but not be limited to, attending any telephone or in-person meetings, conferences, interviews, depositions, hearings, proceedings, or preparation

Exhibit 10.13.7
sessions, and providing access to any books and records in Employee’s control, in each case, at the request of the Company or any of its Affiliates or any of their respective representatives.
15.Employee’s Property. Employee affirms that Employee is in possession of all of his personal property that he had at the Company’s premises and that the Company is not in possession of any of Employee’s personal property.
16.Non-Admission. Employee acknowledges and agrees that nothing in this Agreement suggests, or is meant to suggest, that the Company has violated any law or contract or that Employee has any claim or cause of action against the Company.
17.Legal Fees. Each Party will be responsible for its own legal fees or costs, if any, incurred in connection with the consideration and execution of this Agreement.
18.Successors and Assigns. The Company may freely assign this Agreement at any time, with or without notice to Employee. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Employee may not assign this Agreement in whole or in part. Any purported assignment by Employee will be null and void from the initial date of the purported assignment.
19.Interpretation, Governing Law, Forum, and Severability. The Parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to its conflict or choice of laws principles. In the event of a breach of any provision of this Agreement, either Party may file suit specifically to enforce any term or terms of this Agreement or to seek any damages for breach. If any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction, the Parties agree the court shall have the authority to modify the provision in question to make this Agreement legal and enforceable to the fullest extent possible. If this Agreement cannot be modified to be enforceable, excluding Section 4 (General Waiver and Release), such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. If Section 4 (General Waiver and Release), or any part thereof, is found to be illegal or unenforceable, Employee agrees to execute a binding replacement waiver and release; but if Employee fails to execute a binding replacement waiver and release, then Employee must return all payments received under Sections 3(b) – 3(h) of this Agreement. The Parties agree that the exclusive forum for resolution of any suit, action, or proceeding arising out of or in connection with this Agreement, Employee’s employment, or the termination of Employee’s employment will be a state or federal court of appropriate jurisdiction in Georgia.
20.Final and Binding Effect. Employee understands that if this Agreement becomes effective, it will have a final and binding effect, and that by executing and not timely revoking this Agreement, Employee may be giving up legal rights.
21.Complete Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, and no amendments, agreements, representations, or statements of any Party relating to the subject matter hereof not contained herein shall be binding on such Party.
22.Competence to Execute this Agreement. Employee represents that he is competent to execute this Agreement. Employee represents that at the time of considering and executing this Agreement, Employee was not affected or impaired by disability or illness, use of alcohol, drugs, or other substances, or otherwise impaired. Employee represents that he is not a party to any bankruptcy, lien, creditor-debtor, or other proceedings which could impair his right or ability to waive and release all claims he may have against the Company and Releasees. By signing this Agreement, Employee represents that he has read this entire Agreement, understands

Exhibit 10.13.7
all of its terms and conditions, and agrees to comply therewith. Employee acknowledges and agrees that he is freely, voluntarily, and knowingly, after due consideration, entering into this Agreement intending to forever waive, release, and settle any and all rights, claims, and/or liabilities that Employee has or may have against the Company and Releasees.
[Signature Page Follows]
IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Separation Agreement and General Release and Waiver of Claims as of the date set forth below:

EMPLOYEE

____________________________________
Paul Campbell

Date: _______________________________

NCR ATLEOS CORPORATION
____________________________________

Ricardo Nunez, General Counsel

Date: _______________________________

Exhibit A

Exhibit 10.13.7
Exhibit A

SUPPLEMENTAL AGREEMENT
This Supplemental Agreement is made and entered into as of the Supplemental Agreement Effective Date (as defined below) by Paul Campbell (“you”) and NCR Atleos Corporation and Cardtronics USA Inc. (collectively, the “Company”) (together, the “Parties”) and is binding on your heirs, spouse, executors, and administrators.
WHEREAS, the Parties entered into a Separation Agreement and General Waiver and Release executed on or about January 23, 2025 (the “Separation Agreement”) that sets forth the Parties’ agreement regarding their rights and obligations in connection with the termination of your employment; and
WHEREAS, the Parties intend that, except as otherwise defined herein, the terms defined in the Separation Agreement shall carry their same meaning in this Supplemental Agreement; and
WHEREAS, the Separation Agreement provides that you are entitled to payment of the Separation Payments if, but only if, you remain employed during the Employment Period, you execute and deliver this Supplemental Agreement no later than twenty-one (21) calendar days after your Separation Date, but no earlier than the Separation Date, and you do not revoke this Supplemental Agreement.
NOW THEREFORE, as a condition of, and in consideration for, the Company paying the Separation Payments, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you make the covenants and agreements set forth below.
1.Releases.
a.You, on behalf of yourself and your heirs, executors, administrators, successors and/or assigns, hereby voluntarily, knowingly and willingly waive, release, discharge and forever acquit the Releasees, from any and all existing claims, rights, charges, losses, complaints, liens, demands, causes of action, obligations, expenses, damages and liabilities, known or unknown, suspected or unsuspected, fixed or contingent, in law or in equity, direct or indirect, asserted or unasserted, disclosed or undisclosed, whether or not mature or ripe, that you or your heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) against any Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time through the date upon which you sign this Supplemental Agreement, including, but not limited to, claims and causes of action arising out of or in any way related to your employment with or separation of employment from the Company, to any services performed for the Company, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non- employment, all to the fullest extent allowed by applicable law. This includes, but is not limited to, claims based on express or implied contract or corporate policies,

Exhibit 10.13.7
covenants of good faith and fair dealing, claims for wrongful discharge, claims under any federal, state, and local laws, regulations and ordinances, including but not limited to the following, each as may be amended and as may be applicable, including each of their respective implementing regulations: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act) (“ADEA”), ERISA, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Equal Pay Act, the False Claims Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Occupational Safety and Health Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all state and local law, regulations, and ordinances, including, but not limited to, the Georgia Fair Employment Practices Act, the Georgia Equal Pay Act, the Georgia Prohibition of Age Discrimination in Employment Act, the Georgia Equal Employment for Persons with Disabilities Code, the Georgia Discriminatory Wage Practices Based on Sex Act, Florida Civil Rights Act, Florida Whistleblower Protection Act, Florida Workers’ Compensation Law Retaliation Act, Florida Wage Discrimination Law, Florida Minimum Wage Act, Florida Equal Pay Law, Florida OSHA, the Florida Constitution, the Florida Fair Housing Act, including all amendments to the foregoing statutes, claims for violation of public policy, damages in tort, or claims under the common law; and claims for any other compensation or damages or attorneys’ fees. Except as expressly set forth herein, you understand that this Agreement includes a release of all known and unknown claims through the date of this Agreement and is specifically intended to be as broad as allowed by law.
b.Nothing in this Supplemental Agreement prohibits you from filing a charge of discrimination with the EEOC or an equivalent state or local civil rights agency, from filing complaints or claims with other governmental agencies such as but not limited to the SEC, the NLRB or the DOJ, from participating in a proceeding before any appropriate federal, state or local governmental agency, or from cooperating with any such agency in its investigation, but you agree and understand that you are waiving, and hereby do waive, any right to monetary compensation and any other relief if any such agency elects to pursue any such claim, whether on your behalf or otherwise; provided, however, that you are not waiving any right to seek or recover any monetary whistleblower award from the SEC or another government-administered whistleblower award program that cannot be waived as a matter of law for providing information to a government agency. Further, nothing in this Supplemental Agreement shall be construed to waive any right that is not subject to waiver by private agreement under federal, state, or local employment or other laws.
c.In addition, nothing in this Supplemental Agreement shall be construed to waive any right or claim: (i) that cannot be waived under applicable law, such as any right you may have to unemployment benefits, workers’ compensation and disability benefits, (ii) to indemnification under applicable corporate law, the by-laws or certificate of incorporation of the Company, any agreement between you and the Company, (iii) to any applicable directors and officers insurance coverage in accordance with the terms thereof, (iv) to any benefits under any Atleos Programs that are

Exhibit 10.13.7
vested as of the Separation Date, or (v) to enforce the Separation Agreement and this Supplemental Agreement, including the payments and benefits in Sections 1 and 3 of the Separation Agreement.
2.Other Terms. You agree and acknowledge that (a) this Supplemental Agreement may be executed simultaneously in two or more counterparts, each of which will be an original and constitute one and the same agreement, (b) the terms of this Supplemental Agreement contained herein are contractual, and not a mere recital, (c) titles and headings to sections, subsections and sub-subsections of this Supplemental Agreement are for the purposes of reference only and shall not affect the interpretation of this Supplemental Agreement, and (d) no provision of this Supplemental Agreement may be changed, extended, waived, modified, discharged or terminated, except by a written instrument executed by the Parties which expressly states it is an amendment.
3.Governing Law; Validity. The interpretation, construction and performance of this Supplemental Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Georgia without regard to its principles of conflicts of laws.
4.Scope of Agreement. Except as specifically provided herein, nothing in this Supplemental Agreement is intended to modify or alter the continuing rights and obligations of the Parties under the Separation Agreement. This Supplemental Agreement and the Separation Agreement constitute the entire agreement of the Parties concerning the subject matters hereof.
5.Consideration / Revocation Period.
a.You understand and acknowledge that the released claims set forth above (the “Released Claims”) include (but are not limited to) claims, if any, you might assert under the ADEA.
b.You have twenty-one (21) calendar days from the Separation Date to review this Supplemental Agreement, including if applicable, and decide whether to execute this Supplemental Agreement (the “Consideration Period”). In no event can you execute this agreement prior to the Separation Date. In the event you decide to execute this Supplemental Agreement before the expiration of the Consideration Period, which is solely your choice, you agree that such decision is knowing and voluntary. You acknowledge and agree that any revisions made to this Supplemental Agreement after it was initially delivered were either not material or were requested by you, and do not re-start the Consideration Period. You acknowledge you have been advised to consult an attorney regarding this Supplemental Agreement.
c.You have seven (7) days from the date you execute this Supplemental Agreement to revoke this Supplemental Agreement (the “Revocation Period”). This Supplemental Agreement shall not become effective or enforceable until the eighth (8th) day after you execute and deliver it without having revoked it (the “Supplemental Agreement Effective Date”). In the event you decide to revoke this Supplemental Agreement within the Revocation Period, you must do so by notifying the Company in writing addressed to its designated agent for this purpose, Leah Singleton, at leah.singleton@ncratleos.com. If you effectively revoke this Supplemental Agreement within the Revocation Period, then (a) this Supplemental Agreement will have no force or effect and (b) you will not be entitled to the Separation Payments.

Exhibit 10.13.7
d.The Company hereby advises you to consult with an attorney prior to signing this Supplemental Agreement.
6.Representations & Acknowledgements.
a.You further represent that:
(i)you have not assigned, sold, conveyed or otherwise transferred, or attempted to assign, sell, convey or otherwise transfer, any of the Released Claims in the Separation Agreement or in this Supplemental Agreement or any interest therein or portion thereof, and, in the event of any such assignment, sale, conveyance or transfer, you agree to indemnify and hold harmless the Company and any other adversely affected Releasees against any resulting liability, loss, cost, or expense, including attorneys’ fees and expenses;
(ii)you have materially complied with the terms of the Separation Agreement (including but not limited to the Post-Employment Restrictive Covenants, non-disclosure of Confidential Information, and return of Company property provisions); and
(iii)the Company and the other Releasees have fully satisfied any and all obligations owed to you arising out of or relating to your employment with the Company, and no further sums, payments or benefits are owed to you by the Company or any of the other Releasees arising out of or relating to your employment with the Company , except as expressly provided in the Separation Agreement and this Supplemental Agreement.
b.You further acknowledge that:
(i)you have read this Supplemental Agreement and understand all of its terms;
(ii)you understand that this agreement includes a waiver of claims of age discrimination under the ADEA;
(iii)you are entering into this Supplemental Agreement knowingly, voluntarily and with full knowledge of its significance;
(iv)this Supplemental Agreement does not release claims that may arise after the date you sign it;
(v)you have been advised to consult an attorney regarding this Supplemental Agreement; and
(vi)you will be receiving good and valuable consideration to which you otherwise would not be entitled in exchange for signing and not revoking this Supplemental Agreement.
IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Supplemental Agreement as of the date set forth below:

Exhibit 10.13.7

EMPLOYEE

____________________________________
Paul Campbell

Date: _______________________________

NCR ATLEOS CORPORATION
____________________________________

Ricardo Nunez, General Counsel

Date: _______________________________